SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2005

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 17, 2005 Boston Communications Group, Inc. (“bcgi” or the “Company”) filed a Defendants’ Memorandum in Support of Motion for Remittitur or in the Alternative a New Trial with respect to Damages (the “Motion”) in regard to the patent infringement action currently pending before the United States District Court for the District of Massachusetts (the “Court”) entitled Freedom Wireless, Inc. v. Boston Communications Group, Inc., et al. The purpose of the Motion is to urge the Court to reduce the amount of damages the jury awarded against the defendants on May 20, 2005, or to grant a new trial on damages based on newly discovered evidence.

The Motion specifically asks the Court to reduce the $128 million damage award, which bcgi deems excessive, to no more than $24 million, which represents the approximate total profit bcgi made from the alleged infringing services provided to the defendant carriers between 1998 and 2004. Additionally, the Motion argues that if the Court does not remit damages, a new trial on damages should be granted based on newly discovered evidence.

Although the Court has not yet rendered a decision with respect to inequitable conduct and a final judgment has not yet been entered in this case, the Company filed the Motion because of the detrimental impact the $128 million damage award has had on bcgi’s ability to conduct business. For example, the Company’s ability to sell its products and services to new customers has been impaired and current and prospective employees have sought or accepted employment elsewhere due to the uncertainty surrounding the inordinate size of the jury verdict.

The plaintiff has fourteen days to respond to the Motion. A copy of the Motion has been filed with the Court under Civil Action No. 00-CV-12234-EFH.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2005	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ Karen A. Walker
Karen A. Walker
Chief Financial Officer